                                                                    EXHIBIT 99.7


                                VOTING AGREEMENT

        VOTING AGREEMENT, dated as of October 18, 1998 (this "Agreement"), among the stockholders identified on Annex A (each, a "Stockholder"; collectively, the "Stockholders") and The Kroger Co., an Ohio corporation ("Kroger").

        WHEREAS, Fred Meyer, Inc., a Delaware corporation ("Fred Meyer"), Kroger and Jobsite Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Kroger ("Merger Sub"), are contemporaneously entering into an Agreement and Plan of Merger, dated as of this date (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into Fred Meyer (the "Merger");

        WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Kroger and Merger Sub have requested that the Stockholders make certain agreements with respect to certain shares of Common Stock, par value $.01 per share ("Shares"), of Fred Meyer beneficially owned by the Stockholders, upon the terms and subject to the conditions of this Agreement; and

        WHEREAS, in order to induce Kroger and Merger Sub to enter into the Merger Agreement, the Stockholders are willing to make certain agreements with respect to the Subject Shares (as defined);

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

        1.     Voting Agreements; Proxy.

        (a) For so long as this Agreement is in effect, in any meeting of stockholders of Fred Meyer, and in any action by consent of the stockholders of Fred Meyer, each Stockholder shall vote, or, if applicable, give consents with respect to, all of the Subject Shares that are held by that Stockholder on the record date applicable to the meeting or consent in favor of the Merger Agreement and the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders. Each Stockholder shall use his best efforts to cast that Stockholder's vote or give that Stockholder's consent in accordance with the procedures communicated to that Stockholder by Fred Meyer relating thereto so that the vote or consent shall be duly counted for purposes of determining that a quorum is present and for purposes of recording the results of that vote or consent.

        (b) Upon the reasonable written request of Kroger, in furtherance of the transactions contemplated in this Agreement and by the Merger Agreement and in order to secure the performance of each Stockholder's duties under Section 1(a) of this Agreement, each Stockholder shall promptly execute, in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and deliver to Kroger an irrevocable proxy, substantially in the form attached as Exhibit A, and irrevocably appoint Kroger or its designees, with full power of substitution, its attorney and proxy to vote or, if applicable, to give consent with respect to, all Shares constituting Subject Shares at the time of the relevant record date with regard to any of the matters referred to in paragraph (a) above at any meeting of the stockholders of Fred Meyer, or in connection with any action by written consent by the stockholders of Fred Meyer. Each Stockholder acknowledges and agrees that this proxy, if and when given, shall be coupled with an interest, shall constitute, among other things, an inducement for Kroger to enter into the Merger Agreement, shall be irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event and that no subsequent proxies with respect to such Subject Shares shall be given (and if given shall not be effective); provided, however, that any such proxy shall terminate automatically and without further action on behalf of the Stockholders upon the termination of this Agreement.

        2. Covenants. For so long as this Agreement is in effect, each Stockholder agrees not to (i) sell, transfer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract with respect to the sale, transfer, pledge, assignment, hypothecation, encumbrance, tender or other disposition of (each such disposition or contract, a "Transfer"), a number of Subject Shares which, when aggregated with all Transfers made after the date hereof by other Stockholders who are party to this Agreement, would exceed 10% of the total number of (A) Subject Shares set forth on Schedule A hereto plus (B) any Shares the Stockholders then have the right to acquire, or will have the right to acquire within 60 days, pursuant to options to purchase Shares granted to the Stockholders by Fred Meyer; (ii) grant any proxies with respect to any shares that then constitute Subject Shares, deposit any of the Subject Shares into a voting trust or enter into a voting or option agreement with respect to any of the Subject Shares; (iii) subject to Section 6, directly or indirectly, solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal (as defined in the Merger Agreement) or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to, an Acquisition Proposal; or (iv) take any action which would make any representation or warranty of any Stockholder in this Agreement untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in the foregoing provisions of this Section 2 shall prohibit any Stockholder from effecting any Transfer of Subject Shares (A) pursuant to any bona fide charitable gift or by will or applicable laws of descent and distribution, (B) for estate planning purposes, if the transferee pursuant to this clause (B) agrees in writing to be bound by the provisions of this agreement, or (C) pursuant to a pledge for purposes of securing customary margin or similar loans or pursuant to the writing of options or in connection with any hedging, derivative or similar transaction (and taking other necessary or customary steps related thereto, including, without limitation, Transferring any certificate evidencing the shares to a lender or trustee or a nominee thereof), if notwithstanding such Transfer made pursuant to this clause (C),


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the Stockholder retains the power to vote such Shares in accordance with the terms of this Agreement and for as long as this Agreement is in effect. No Transfer made pursuant to the proviso of the immediately preceding sentence shall be counted in determining whether the Stockholders are in compliance with the 10% limitation set forth in clause (i) of the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Agreement, no Stockholder shall effect any Transfer of Subject Shares that would prevent the business combination to be effected pursuant to the Merger from being accounted for as a "pooling-of-interests" under GAAP (as defined in the Merger Agreement) or the rules and regulations of the SEC (as defined in the Merger Agreement). As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended.

        3. Representations and Warranties of Stockholders. Each Stockholder severally and not jointly represents and warrants to Kroger that:

        (a) Capacity; No Violations. The Stockholder has the legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law). The execution, delivery and performance by the Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation to which the Stockholder is a party or by which the Stockholder is bound; (ii) violate any order, writ, injunction, decree or statute, or any law, rule or regulation applicable to the Stockholder or the Subject Shares; or (iii) result in the creation of, or impose any obligation on the Stockholder to create, any Lien upon the Subject Shares that would prevent the Stockholder from voting the Subject Shares. In this Agreement, "Lien" shall mean any lien, pledge, security interest, claim, third party right or other encumbrance.

        (b) Subject Shares. As of the date of this Agreement, the Stockholder is the beneficial owner of and has the power to vote or direct the voting of the Subject Shares free and clear of any Liens that would prevent the Stockholder from voting such Subject Shares. As of the date of this Agreement, the Subject Shares are the only shares of any class of capital stock of Fred Meyer which the Stockholder has the right, power or authority (sole or shared) to sell or vote, and, other than options or warrants to purchase Shares held by the Stockholder as of this date, the Stockholder does not have any right to acquire, nor is it the beneficial owner of, any other shares of any class of capital stock of Fred Meyer or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of Fred Meyer. The Stockholder is not a party to any


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contracts (including proxies, voting trusts or voting agreements) that would prevent the Stockholder from voting the Subject Shares.

        4. Expenses. Each party to this Agreement shall pay its own expenses incurred in connection with this Agreement.

        5. Specific Performance. The Stockholder acknowledges and agrees that if he fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Kroger for which money damages would not be an adequate remedy. In that event, the Stockholder agrees that Kroger shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Kroger should institute an action or proceeding seeking specific enforcement of the provisions of this Agreement, the Stockholder hereby waives the claim or defense that Kroger has an adequate remedy at law and hereby agrees not to assert in that action or proceeding the claim or defense that a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any equitable relief.

        6. Stockholder Capacity. No person bound by this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the beneficial owner of, or the general partner of a partnership which is the beneficial owner of, that Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his or its capacity as an officer or director of Fred Meyer to the extent specifically permitted by the Merger Agreement. Nothing in this Agreement shall be deemed to constitute a transfer of the beneficial ownership of the Subject Shares by any Stockholder.

        7. Registration Rights Agreement. Kroger acknowledges that Fred Meyer and the Stockholders are party to a Registration Rights Agreement dated as of September 9, 1997, as amended by the Amendment to Registration Rights Agreement dated March 10, 1998 (as amended, the "Stockholder Registration Rights Agreement") pursuant to which Fred Meyer agreed to provide certain registration rights to the Stockholders. Kroger hereby agrees that, effective as of the Effective Time of the Merger, it shall assume the obligations of Fred Meyer under the Stockholder Registration Rights Agreement.

        8. Notices. All notices and other communications given or made pursuant this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at any other address or telecopy number for a party as shall be specified by like notice):


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
        If to Kroger:

        The Kroger Corp.
        1014 Vine Street
        Cincinnati, Ohio  45202
        Attention:  Paul W. Heldman, Esq.
        Telecopy:  (513) 762-1400

        With a copy to:

        Fried Frank Harris Shriver & Jacobson
        1 New York Plaza
        New York, New York 10004
        Attention: Arthur Fleischer, Jr., Esq.
        Telecopy: (212) 859-4000

        If to any Stockholder:

        The Yucaipa Companies, LLC
        1000 Santa Monica Boulevard, Fifth Floor
        Los Angeles, California  90067
        Attention:  Ronald W. Burkle
        Telecopy:  (310) 789-7201

        With a copy to:

        Latham & Watkins
        633 West Fifth Street, Suite 4000
        Los Angeles, California  90071
        Attention:  Thomas C. Sadler, Esq.
        Telecopy:  (213) 891-8763

        With a copy to:

        Cleary, Gottlieb, Steen & Hamilton
        One Liberty Plaza
        New York, New York  10006
        Attention:  Daniel S. Sternberg, Esq.
        Telecopy:  (212) 225-3999

        9. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; provided, however, that any successor in interest or assignee shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon


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
any Person other than Kroger, the Stockholders or their successors or assigns, any rights or remedies under, or by reason, of this Agreement.

        10. Entire Agreement; Amendments. This Agreement contains the entire agreement between the Stockholders and Kroger with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to these transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

        11. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement, except that (a) Kroger may assign its rights and obligations under this Agreement to any of its direct or indirect wholly owned subsidiaries (including Merger Sub), but no transfer shall relieve Kroger of its obligations under this Agreement if the transferee does not perform its obligations, and (b) any Stockholder may transfer Subject Shares to the extent permitted by Section 2 of this Agreement.

        12. Headings. The section headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

        13. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

        14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

        15. Termination. This Agreement shall terminate automatically and without further action on behalf of any party at the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the date the Merger Agreement is terminated pursuant to its terms.

        16. Subject Shares. The term "Subject Shares" shall mean the Shares set forth opposite each Stockholder's name on Schedule A hereto, together with any Shares of capital stock of Fred Meyer acquired by the Stockholder after the date hereof over which the Stockholder has the power to vote or power to direct the voting.


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        IN WITNESS WHEREOF, Kroger and the Stockholders have caused this
Agreement to be duly executed and delivered on the day and year first above written.

                                  THE KROGER CO.

                                  By:           /s/ Paul Heldman
                                       -----------------------------------------
                                       Name:
                                       Title:


                                  THE YUCAIPA COMPANIES

                                  By:           /s/ Ronald W. Burkle
                                       -----------------------------------------
                                       Name:    Ronald W. Burkle
                                       Title:   General Partner


                                  YUCAIPA SSV PARTNERS, L.P.

                                  By:  The Yucaipa Companies
                                  Its: General Partner

                                  By:           /s/ Ronald W. Burkle
                                       -----------------------------------------
                                       Name:    Ronald W. Burkle
                                       Title:   General Partner


                                  YUCAIPA SMITTY'S PARTNERS, L.P.

                                  By:  The Yucaipa Companies
                                  Its: General Partner

                                  By:           /s/ Ronald W. Burkle
                                       -----------------------------------------
                                       Name:    Ronald W. Burkle
                                       Title:   General Partner


                                  YUCAIPA SMITTY'S PARTNERS II, L.P.

                                  By:  The Yucaipa Companies
                                  Its: General Partner

                                  By:           /s/ Ronald W. Burkle
                                       -----------------------------------------
                                       Name:    Ronald W. Burkle
                                       Title:   General Partner


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
                                  YUCAIPA ARIZONA PARTNERS, L.P.

                                  By:  The Yucaipa Companies
                                  Its: General Partner

                                  By:           /s/ Ronald W. Burkle
                                       -----------------------------------------
                                       Name:    Ronald W. Burkle
                                       Title:   General Partner


                                  F4L EQUITY PARTNERS, L.P.

                                  By:  Yucaipa Capital Advisors, Inc.
                                       as general partner

                                       By:      /s/ Ronald W. Burkle
                                       -----------------------------------------
                                            Name:
                                            Title:


                                  RONALD W. BURKLE

                                       /s/ Ronald W. Burkle
                                       -----------------------------------------
                                  Ronald W. Burkle, as an individual


                                  FFL PARTNERS

                                  By:           /s/ Ronald W. Burkle
                                       -----------------------------------------
                                       Name:    Ronald W. Burkle
                                       Title:


                                  YUCAIPA CAPITAL FUND, L.P.

                                  By:  Yucaipa Capital Advisors, Inc.
                                       as general partner

                                       By:           /s/ Ronald W. Burkle
                                            ------------------------------------
                                            Name:    Ronald W. Burkle
                                            Title:


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
                                  YUCAIPA/F4L PARTNERS

                                  By:  The Yucaipa Companies
                                       as general partner

                                       By:           /s/ Ronald W. Burkle
                                            ------------------------------------
                                            Name:    Ronald W. Burkle
                                            Title:

                                  By:  Yucaipa Capital Fund, L.P.,
                                       as general partner

                                       By:  Yucaipa Capital Advisors, Inc.
                                            as general partner

                                            By:            /s/ Ronald W. Burkle
                                                  ------------------------------
                                                  Name:    Ronald W. Burkle
                                                  Title:


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
                                   SCHEDULE A

STOCKHOLDER NAME                                                               SHARES OWNED
----------------                                                               ------------
The Yucaipa Companies.................................................           4,856,211(*)
Yucaipa SSV Partners, L.P.............................................           2,744,595
Yucaipa Smitty's Partners, L.P........................................             631,400
Yucaipa Smitty's Partners II, L.P.....................................             287,264
Yucaipa Arizona Partners, L.P.........................................             574,522
F4L Equity Partners, L.P..............................................           3,798,526
Ronald W. Burkle......................................................             827,321
FFL Partners..........................................................             365,429
Yucaipa Capital Fund, L.P.............................................             335,712
Yucaipa/F4L Partners..................................................              79,719
                                                                               -----------
                                                                                14,500,699


----------
(*) Includes 3,869,366 shares issuable upon exercise of a currently-exercisable warrant.


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
                                                                       EXHIBIT A


                                IRREVOCABLE PROXY

        In order to secure the performance of the duties of the undersigned pursuant to the Director Voting Agreement, dated as of October 18, 1998 (the "Voting Agreement") between the undersigned and The Kroger Co., an Ohio corporation ("Kroger"), a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints Joseph A. Pichler, John T. La Macchia and T. Ballard Morton, Jr., and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned and in the name, place and stead of the undersigned, to vote or, if applicable, to give written consent, in such manner as each such attorney, agent and proxy or his substitute shall in his sole discretion deem proper to record such vote (or consent) in the manner set forth in Section 1 of the Voting Agreement with respect to all shares of Common Stock, par value $.01 per share (the "Shares"), of Fred Meyer, Inc., a Delaware corporation (the "Company"), which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or to an adjourned meeting, or, if applicable, to give written consent with respect thereto. This Proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law or otherwise upon the occurrence of any event (other than as provided in Section 15 of the Voting Agreement), including, without limitation, the death or incapacity of the undersigned. This Proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by the undersigned. This Proxy shall terminate upon the termination of the Voting Agreement. This Proxy has been executed in accordance with Section 212 of the Delaware General Corporation Law.



Dated:  October __, 1998                    ________________________
                                                         [Name]


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